OYO GEOSPACE News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President & CEO

TEL: 713.986.4444

FAX: 713.986.4445

OYO GEOSPACE REPORTS IMPACT OF HURRICANE IKE

Houston, Texas - September 19, 2008 - OYO Geospace (NASDAQ: OYOG) today announced that the impact of Hurricane Ike resulted in very minor damage to the company's facility located in Houston, Texas. The company suspended all operations at its Houston facility late Thursday evening, September 11, 2008 in compliance with Mayor Bill White's recommendation for local businesses to be closed on Friday.

High winds from Hurricane Ike caused significant damage to the greater Houston area power grid. The majority of the company's Houston manufacturing facility lost electrical power early Saturday morning and continues to be without power. Current estimates by CenterPoint Energy predict that power may be restored to the company's facility on Monday, September 22, 2008. Upon restoration of power, the company expects to immediately resume its manufacturing operations.

"At this point, it's too early to determine the cumulative impact of the storm and its aftermath on the financial position of the company," commented Gary D. Owens, Chairman of the Board, President and Chief Executive Officer of the company. "While we do maintain business interruption insurance, until our full damages are assessed, the amount of our recovery under our insurance policy remains unknown," Mr. Owens continued.

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, the resolution of the situation in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities end Exchange Commission. Further, all written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.